Exhibit 99.1

October 12, 2018

Dear Valued Partner,

This week, we announced that Esterline has signed an agreement to be acquired by TransDigm. We expect the sale to complete in the second half of calendar 2019. A copy of the joint press release that was issued is attached for your reference and other supporting materials have been filed with the SEC.

Esterline believes this combination of Esterline and TransDigm will create a strong business that is well positioned to serve our combined global customer base, enabling us to be an even stronger partner for you. TransDigm is a market leader in our industry with an impressive set of products and solutions complementary to Esterline’s capabilities. As a leading global producer, designer and supplier of highly engineered aerospace components, systems and subsystems for use on nearly all commercial and military aircraft in service today, TransDigm is very much like Esterline in their breadth and depth of product offering, with the ability to further enhance Esterline’s current capabilities.

We expect this transaction to support the future success of our high-quality solutions in the markets we serve, and we intend to navigate the transition with as little disruption as possible to you, our valued partners. Our focus will continue to be on delivering exceptional customer service to you.

Until the transaction closes, following shareholder approval and other customary closing conditions, Esterline and TransDigm will continue to operate as independent companies. This announcement should have no impact on how we conduct business with you. Your contacts at Esterline will remain the same, and all contracts will continue in the normal course. Following the close of the transaction, we expect a smooth transition for all of our partners and will continue to work closely with you to accomplish that.

An important key to our success has been and will continue to be our partnership with you. Our businesses and products are strong and critical to the markets they serve. We deeply value our relationship and look forward to building on our successes to date.

We will keep you updated as appropriate moving forward. In the interim, if you have any questions regarding today’s announcement, please feel free to contact [Insert name/contact details].

We greatly appreciate your support and look forward to our continued partnership.

Sincerely,

Curtis Reusser

Esterline President & CEO

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving TransDigm and Esterline. In connection with the proposed transaction, Esterline intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Esterline will mail the definitive proxy statement and a proxy card to each stockholder of Esterline entitled to vote at the stockholder meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Esterline may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ESTERLINE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT ESTERLINE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ESTERLINE AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Esterline with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Esterline’s website (http://www.esterline.com/) or by contacting Esterline’s Investor Relations at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004, or by calling (425) 453-9400.

Participants in the Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 27, 2017, and its Annual Report on Form 10-K for the fiscal year ended September 29, 2017, which was filed with the SEC on November 21, 2017, and the Amendment No. 1 on Form 10-K/A, which was filed with the SEC on March 30, 2018. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.esterline.com.